Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES SECOND QUARTER RESULTS

Announces Additional $200 Million Share Repurchase Authorization

Updates 2008 Earnings Guidance

NATICK, MA — August 20, 2008 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the second quarter of 2008 of $36.5 million, or $.61 per diluted share. Results for the second quarter of 2008 included income of $2.0 million post-tax, or $.03 per diluted share, related to favorable state income tax audit settlements.

For the second quarter of 2007, net income was $36.3 million, or $.55 per diluted share. Results for the second quarter of 2007 included income of $2.4 million post-tax, or $.04 per diluted share, related to the disposition of a lease for one of the two ProFoods Restaurant Supply locations closed by the Company in January 2007, as well as income of $3.6 million post-tax, or $.05 per diluted share, from favorable state income tax audit settlements.

For the first half of 2008, net income was $53.7 million, or $.90 per diluted share. These results included post-tax income of $2.0 million, or $.03 per diluted share, for the favorable state income tax audit settlements in the second quarter.

For the first half of 2007, net income was $49.9 million, or $.76 per diluted share. These results included post-tax income of $5.9 million, or $.09 per diluted share, in the second quarter due primarily to the favorable state income tax audit settlements and the settlement of the ProFoods lease noted in the second paragraph above; and post-tax income of $0.6 million, or $.01 per diluted share, from the sale of pharmacy related assets during the first quarter of 2007.

Total sales for the second quarter of 2008 increased by 17.9% to $2.65 billion compared with $2.25 billion for the second quarter of 2007. Comparable club sales increased by 15.5% for the second quarter of 2008, including a contribution from sales of gasoline of 8.1%.

The Company also announced today that its board of directors has authorized an additional $200 million for share repurchases. During the second quarter, the Company purchased approximately 1.4 million shares of BJ’s common stock at an average cost of $37.45 per share, or approximately $54 million in the aggregate. During the 26-week period ended August 2, 2008, the Company purchased approximately 2.4 million shares of BJ’s common stock at an average cost of $35.30 per share, or approximately $83 million. Including the $200 million authorization announced today, the Company has approximately $291 million available for share repurchases.

In addition, the Company is raising its earnings guidance for fiscal 2008 to a range of $2.10 to $2.20 per diluted share. Previous guidance was in the range of $2.04 to $2.14 per diluted share.

Conference Call Information for Second Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review second quarter results and to discuss its outlook for the remainder of 2008. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days.

-More-

BJ’s Wholesale Club

August 20, 2008

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 178 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, and competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 2, 2008. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Attached Financial Tables-

BJ-E

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Net sales	$2,651,312	$2,248,212	$4,910,223	$4,259,351
Membership fees and other	48,052	46,772	95,559	93,644

Total revenues	2,699,364	2,294,984	5,005,782	4,352,995

Cost of sales, including buying and occupancy costs	2,448,492	2,069,089	4,544,216	3,937,602
Selling, general and administrative expenses	192,892	174,812	374,005	339,863
Preopening expenses	129	1,244	661	2,538

Operating income	57,851	49,839	86,900	72,992
Interest income, net	484	1,102	605	1,347

Income from continuing operations before income taxes	58,335	50,941	87,505	74,339
Provision for income taxes	21,736	16,879	33,608	26,472

Income from continuing operations	36,599	34,062	53,897	47,867
Income (loss) from discontinued operations, net of income taxes	(108)	2,205	(217)	2,054

Net income	$36,491	$36,267	$53,680	$49,921

Basic earnings per common share:
Income from continuing operations	$0.62	$0.53	$0.92	$0.74
Income (loss) from discontinued operations	—	0.03	(0.01)	0.03

Net income	$0.62	$0.56	$0.91	$0.77

Diluted earnings per common share:
Income from continuing operations	$0.61	$0.52	$0.90	$0.73
Income (loss) from discontinued operations	—	0.03	—	0.03

Net income	$0.61	$0.55	$0.90	$0.76

Number of common shares for earnings per share computations:
Basic	58,818,828	64,733,835	58,769,313	64,601,045
Diluted	59,809,560	65,700,032	59,750,522	65,569,004

BJ’s clubs in operation - end of period	178	175

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	August 2, 2008	August 4, 2007
ASSETS
Current assets:
Cash and cash equivalents	$116,450	$154,415
Accounts receivable	115,719	94,472
Merchandise inventories	833,488	820,581
Current deferred income taxes	28,254	33,323
Prepaid expenses	27,105	24,520

Total current assets	1,121,016	1,127,311
Property, net of depreciation	868,189	873,451
Deferred income taxes	3,495	307
Other assets	22,741	22,697

TOTAL ASSETS	$2,015,441	$2,023,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$547	$511
Accounts payable	608,855	571,462
Closed store lease obligations	1,948	2,135
Accrued expenses and other current liabilities	295,022	279,617

Total current liabilities	906,372	853,725
Long-term debt, less portion due within one year	1,436	1,984
Noncurrent closed store lease obligations	9,655	10,663
Other noncurrent liabilities	112,436	104,849
Deferred income taxes	—	—
Stockholders’ equity	985,542	1,052,545

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,015,441	$2,023,766

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	August 2, 2008	August 4, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,680	$49,921
Provision for store closing costs	146	(4,213)
Depreciation and amortization	53,047	53,219
Share-based compensation expense	9,511	9,343
Deferred income taxes	(1,088)	(1,630)
Decrease in merchandise inventories, net of accounts payable	38,930	48,042
Decrease in closed store lease obligations	(844)	(1,917)
Other	(21,988)	5,492

Net cash provided by operating activities	131,394	158,257

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(49,060)	(43,784)
Property disposals	124	52
Purchase of marketable securities	(245)	(1,137)
Sale of marketable securities	349	1,156

Net cash used in investing activities	(48,832)	(43,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	3,068	2,648
Purchase of treasury stock	(87,307)	(52,998)
Proceeds from issuance of common stock	21,074	34,585
Repayment of long-term debt	(261)	(241)

Net cash used in financing activities	(63,426)	(16,006)

Net increase in cash and cash equivalents	$19,136	$98,538

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In this year’s second quarter, the Company recorded post-tax income of $2.0 million, or $.03 per diluted share, as a result of favorable state income tax audit settlements.

2.	In last year’s first quarter, the Company recorded post-tax income of $0.6 million, or $.01 per diluted share, from the sale of pharmacy related assets.

3.	In last year’s second quarter, the Company recorded post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable state income tax audit settlements and post-tax income of $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two Profoods clubs which closed in January 2007.